EXHIBIT 4.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [***].

EIGHTH AMENDMENT

TO THE

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BETWEEN

CASTLE BRANDS INC.,

CASTLE BRANDS (USA) CORP.

AND

ACF FINCO I LP

DATED AS OF SEPTEMBER 22, 2014

EIGHTH AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is dated as of the date of execution of this Amendment by “Lender” (as defined below) (the “Eighth Amendment Effective Date”) and is by and among CASTLE BRANDS INC., a corporation organized under the laws of the State of Florida (“CBI”) and CASTLE BRANDS (USA) CORP., a corporation organized under the laws of the State of Delaware (“CBUSA”, together with CBI, individually and collectively, “Borrower”), and ACF FINCO I LP, a Delaware limited partnership and successor-in-interest to Keltic Financial Partners II, LP (“Lender”).

RECITALS:

Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of September 22, 2014, as amended by a First Amendment dated as of August 7, 2015, by a Second Amendment dated as of August 17, 2015, by a Third Amendment dated as of October 18, 2017, by a Fourth Amendment dated as of May 15, 2018, by a Fifth Amendment dated as of October 11, 2018, by a Sixth Amendment dated as of November 8, 2018 and by a Seventh Amendment dated as of January 23, 2019 (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time, “Loan Agreement”), in connection with which Borrower delivered a Amended and Restated Revolving Credit Note dated January 23, 2019 in a maximum principal amount of $27,000,000 (the “Revolving Credit Note”), and other agreements, documents and instruments in connection therewith (all of the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time to be collectively referred to as the “Loan Documents”).

Borrower has requested that Lender increase the “Revolving Credit Limit” (as described in the Loan Agreement) to $60,000,000 and make certain other amendments to the Loan Agreement as set forth herein. Upon the terms and conditions contained in this Amendment, Lender has agreed to amend the Loan Agreement as provided below.

AGREEMENT:

1.	Defined Terms. Unless otherwise defined in the Recitals or in the body of this Amendment, all capitalized terms shall have the meanings ascribed to such terms in the Loan Documents.

2.	Borrower Representations. Borrower hereby represents to Lender, that:

(a) All Loan Documents executed by Borrower, including without limitation the Loan Agreement, constitute valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms thereof;

(b) Borrower has no claims, offsets, counterclaims, or defenses with respect to the payment or performance of any Obligations owing to Lender under any of the Loan Documents;

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under the terms of the Loan Documents; and

(d) As a material inducement to Lender entering into this Amendment, Borrower acknowledges and agrees that Lender is relying on the accuracy and veracity of each of the above representations.

3.	Loan Agreement Amendments. The Loan Agreement is hereby amended as follows:

(a)	Revolving Credit Limit. The reference to “TWENTY SEVEN MILLION AND 00/100 DOLLARS ($27,000,000.00)” contained in clause (a) of Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with “SIXTY MILLION AND 00/100 DOLLARS ($60,000,000.00)”. The reference to “the sum of (i) the Borrowing Base, plus (ii) the Purchased Inventory Sublimit Cap” contained in clause (b) of Section 2.1 of the Loan Agreement is hereby deleted in its entirety and replaced with “the Borrowing Base”.

(b)	Revolving Credit Termination Date. Clause (a) of the definition of “Revolving Credit Termination Date” contained in the Definitions Schedule of the Loan Agreement is hereby amended by deleting the reference to “July 31, 2020” contained therein, and by substituting therefor “July 31, 2023”.

(c)	Barreled Inventory Greater than 1 Year. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Barreled Inventory Greater than 1 Year” in the appropriate alphabetical order to read as follows:

“Barreled Inventory Greater than 1 Year” means, owned bourbon Inventory constituting raw materials, stored in barrels or tanks and with an age of greater than 1 year.

(d)	Barreled Inventory Less than 1 Year. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Barreled Inventory Less than 1 Year” in the appropriate alphabetical order to read as follows:

“Barreled Inventory Less than 1 Year” means, owned bourbon Inventory constituting raw materials, stored in barrels and with an age of less than 1 year.

(e)	Eligible Finished Goods. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Eligible Finished Goods” in the appropriate alphabetical order to read as follows:

“Eligible Finished Goods” means, Eligible Inventory consisting solely of finished goods.

(f)	NOLV. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “NOLV” in the appropriate alphabetical order to read as follows:

“NOLV” means, the net orderly liquidation value of Eligible Inventory determined from time to time based upon the most recent Inventory appraisal conducted by Lender pursuant to Section 3.5 of this Agreement.

(g)	Borrowing Base. The definition of Borrowing Base contained in the Definitions Schedule of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

“Borrowing Base” means, at any time, an amount equal to:

(a)	An amount equal to 85% of the aggregate amount of Eligible Receivables at such time, plus;

(b)	The lesser of (i) 75% of cost (including freight charges for Eligible Inventory, but excluding all profit and other mark-ups for purchases of Inventory from Affiliates) and (ii) 85% of the NOLV, in each case of Eligible Finished Goods; plus

(c)	The lesser of (i) 100% of cost (including freight charges for Eligible Inventory, but excluding all profit and other mark-ups for purchases of Inventory from Affiliates) and (ii) 85% of the NOLV, in each case of Barreled Inventory Greater than 1 Year; plus;

(d)	The lesser of (i) 85% of cost (including freight charges for Eligible Inventory, but excluding all profit and other mark-ups for purchases of Inventory from Affiliates) and (ii) 85% of the NOLV, in each case of Barreled Inventory Less than 1 Year; plus;

(e)	The lesser of (i) 50% of the NOLV of Borrower’s registered trademarks appraised pursuant to a recent appraisal in form and substance satisfactory to Lender and (ii) the lesser of (A) $15,000,000; provided, that such amount shall automatically decrease (any such decrease, a “Trademark Availability Decrease”) by an amount equal to $208,333.33 as of the first day of each successive calendar month following the Eighth Amendment Effective Date and (B) an amount equal to the product of the Borrowing Base at such time multiplied by 30%; provided, that such percentage shall automatically decrease by 0.50% as of the first day of each successive calendar month following the Eighth Amendment Effective Date; less

(f)	The aggregate L/C Exposure at such time; less

(g)	The aggregate amount of all Reserves in effect at such time.

(h)	Eighth Amendment. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Eighth Amendment” in the appropriate alphabetical order to read as follows:

“Eighth Amendment” means that certain Eighth Amendment to Amended and Restated Loan and Security Agreement dated as of July 17, 2019 between Borrower and Lender.

(i)	Eighth Amendment Effective Date. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Eighth Amendment Effective Date” in the appropriate alphabetical order to read as follows:

“Eighth Amendment Effective Date” has the meaning given to it in the Eighth Amendment.

(j)	Revolving Credit Rate. The definition of Revolving Credit Rate contained in the Definitions Schedule of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

“Revolving Credit Rate” means, a fluctuating rate that, when annualized, is equal to the greatest of (i) the Prime Rate plus 1.50%, (ii) the LIBOR Rate plus 4.00% and (iii) 5.50%.

(k)	Unfunded Capital Expenditures. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Unfunded Capital Expenditures” in the appropriate alphabetical order to read as follows:

“Unfunded Capital Expenditures” means as to Borrower, without duplication, a Capital Expenditure funded (a) from such Borrower’s internally generated cash flow or (b) with the proceeds of an Advance under the Revolving Credit.

(l)	Fixed Charge Coverage Ratio. The definition of Fixed Charge Coverage Ratio contained in the Definitions Schedule of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (A) EBITDA for such period, divided by (B) the sum of the following for such period (calculated on a pre-tax basis): (I) all regularly scheduled cash repayments of principal of the Obligations and other Indebtedness of Borrower (including the principal component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (II) all regularly scheduled cash payments of interest payable by Borrower in respect of the Obligations and other Indebtedness (including the interest component of any payments in respect of capital lease obligations), whether or not actually paid or whether accrued or capitalized during such period; plus (III) all fees, costs and expenses paid or payable by Borrower with respect to the Obligations and other Indebtedness; plus (IV) Unfunded Capital Expenditures during such period, plus (V) all cash dividends or distributions on Borrower’s equity, membership or partnership interests (as applicable) during such period, plus (VI) all cash distributions paid by Borrower during such period on subordinated debt or equity, plus (VII) all Trademark Availability Decreases during such period.

(m)	Fixed Charge Covenant. Section 8.21 is hereby deleted and replaced in its entirety with the following:

8.21 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter, to be less than 1.1 to 1.0, measured on a rolling four (4) fiscal quarter basis.

(n)	Revenue Covenant. A new Section 8.22 is hereby added to the Loan Agreement to read as follows:

8.22 Revenue. Permit Borrower’s Revenue arising from sales of Inventory consisting of the “Jefferson’s” brand as of the last day of any fiscal quarter to be less than the applicable amount set forth below for such fiscal quarter:

Fiscal Quarter		Revenue

September 30, 2019	$	[***]
December 31, 2019	$	[***]
March 31, 2020	$	[***]
June 30, 2020	$	[***]
September 30, 2020	$	[***]
December 31, 2020	$	[***]
March 31, 2021	$	[***]
June 30, 2021	$	[***]
September 30, 2021	$	[***]
December 31, 2021	$	[***]
March 31, 2022	$	[***]
Each fiscal quarter thereafter	$	[***]

(o)	Revenue. The Definitions Schedule to the Loan Agreement is hereby amended by the addition of a new definition “Revenue” in the appropriate alphabetical order to read as follows:

“Revenue” means with respect to revenue for any rolling four (4) fiscal quarter basis, recognized in accordance with GAAP during such period.

(p)	Purchased Inventory Sublimit. The Definitions Schedule to the Loan Agreement is hereby amended by deleting in its entirety the definition of “Purchased Inventory Sublimit”.

(q)	Purchase Inventory Sublimit Availability. The Definitions Schedule to the Loan Agreement is hereby amended by deleting in its entirety the definition of “Purchased Inventory Sublimit Availability”.

(r)	Revolving Credit Sublimit Schedule. The Revolving Credit Sublimit Schedule to the Loan Agreement is hereby amended by deleting in its entirety the section therein entitled “Purchased Inventory Sublimit” and all related defined terms, all of which such defined terms and references to such defined terms shall be deemed stricken from the Loan Agreement wherever they appear. For the avoidance of doubt, Borrower shall not have any ability to request or receive borrowings from Lender under the Revolving Credit in respect of Purchased Inventory Sublimit Availability.

(s)	Overadvances. The last sentence of Section 2.3 of the Loan Agreement is hereby amended by deleting the following: “, including Advances made under the Purchased Inventory Sublimit,”.

(t)	Eligible Inventory. The definition of Eligible Inventory contained in the Definitions Schedule of the Loan Agreement is hereby amended by deleting the last sentence of clause (a).

(u)	Notice of Borrowing. The Notice of Borrowing attached to the Loan Agreement as Exhibit A thereto is hereby deleted in its entirety and replaced with the Notice of Borrowing attached hereto as Exhibit A.

(v)	Facility Fee. Section 3.2 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

3.2 Facility Fee. Until all Obligations with respect to the Revolving Credit are finally and indefeasibly paid in cash to Lender and performed in full, Borrower shall pay to Lender a fee (the “Facility Fee”) equal to the product of one quarter of one percent (0.25%) multiplied by the maximum principal amount of the Revolving Credit, such Facility Fee to be earned in full on the Eighth Amendment Effective Date and on the first (1st) day of each subsequent anniversary thereof. In the absence of an Event of Default, the Facility Fee shall be paid in twelve (12) equal monthly installments, in advance, on the first day of each calendar month. Upon the occurrence of any Event of Default and written notice by Lender, or on the Revolving Credit Termination Date, Borrower shall immediately pay to Lender the portion of the Facility Fee remaining unpaid for the then-current Contract Year. The Facility Fee shall be appropriately adjusted during any Contract Year in which the maximum principal amount of any Loan is increased.

(w)	Collateral Management Fee. Section 3.3 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

3.3 Collateral Management Fee. Borrower shall pay to Lender a monthly collateral management fee (the “Collateral Management Fee”) in an amount equal to Three Thousand and 00/100 Dollars ($3,000). The Collateral Management Fee shall be earned in full on the Eighth Amendment Effective Date and on the first (1st) day of each calendar month until the date the Obligations have been finally and indefeasibly paid in cash to Lender and performed in full. The Collateral Management Fee shall be paid in arrears commencing on the first Banking Day of the calendar month immediately following the Effective Date and on the first Banking Day of each calendar month thereafter. Upon the occurrence and during the continuance of a Default or Event of Default, the monthly Collateral Management Fee shall equal Six Thousand Dollars ($6,000).

(x)	Liquidated Damages. Section 3.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“3.7. Liquidated Damages. Subject to the terms and conditions of this Agreement, Borrower shall have the right prior to July 31, 2023 to prepay in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents. Borrower’s election to prepay the Obligations relating to the Revolving Credit in full shall be delivered to Lender in writing (a “Principal Reduction Notice”) at least sixty (60) calendar days’ prior to the date of such prepayment. A Principal Reduction Notice shall be irrevocable when delivered to Lender, and if all Obligations relating to the Revolving Credit are finally and indefeasibly paid to Lender in connection with such Principal Reduction Notice, the Revolving Credit shall be terminated and all obligations of Lender to extend credit to Borrower under the Revolving Credit shall terminate.

If (x) prior to July 31, 2023 Borrower prepays in full the entire outstanding principal balance of the Revolving Credit, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Revolving Credit, and all other Obligations payable to Lender under this Agreement and the other Loan Documents pursuant to the foregoing paragraph, or (y) pursuant to the terms of this Agreement or any other Loan Document, and prior to July 31, 2023, either (I) Lender demands repayment of the outstanding Obligations in whole or in part, or (II) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then in the case of either clause (x) or (y) above, at the time of such repayment, prepayment, demand or acceleration, and in addition to the principal balance(s) of the Loan(s) being prepaid, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Lender in connection with the Loans, and all other Obligations paid to Lender under this Agreement and the other Loan Documents required to be paid at such time, Borrower shall pay liquidated damages to Lender in an amount equal to the product of (i) and (ii) below:

(i) if prepayment, repayment, demand or acceleration of the Revolving Credit, the Revolving Credit Limit;

multiplied by

(ii) (A) three percent (3.00%) if such prepayment, repayment, demand or acceleration occurs on or prior to July 31, 2021, (B) two percent (2.00%) if such prepayment, repayment, demand or acceleration occurs on or prior to July 31, 2022, and (C) one percent (1.00%) if such prepayment, repayment, demand or acceleration occurs after July 31, 2022; provided, that, to the extent any prepayment occurs under the immediately foregoing clause (x) as a result of a sale of all or substantially all of Borrower’s assets or equity interests and the Obligations are fully paid and satisfied as a result of such transaction, then such percentage shall be equal to one quarter of one percent (0.25%).

Lender and Borrower each hereby acknowledges and agrees that it would be impractical and extremely difficult to ascertain Lender’s actual damages from early termination of the Revolving Credit and that the above liquidated damages have been arrived at by mutual agreement of Lender and Borrower as to a reasonable calculation of Lender’s lost profits as a result of early termination of the Revolving Credit. Lender and Borrower each further hereby acknowledges and agrees that the liquidated damages provided above are intended to be fair and reasonable approximations of Lender’s actual damages from early termination of the Revolving Credit, are presumed to be the amount of damages sustained by Lender as a result of such early termination, are reasonable under the circumstances currently existing, and that the liquidated damages are not intended to be penalties.

(y)	Permitted Payments. Section 8.6(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Permitted Payments. Subject to the terms and conditions hereof, CBI shall be permitted to make:

(i) concurrently with the Effective Date principal payments in an aggregate amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) plus aggregate accrued and unpaid interest of Twenty Three Thousand Five Hundred Eight and 00/100 Dollars ($23,508.00) in full repayment of the Promissory Notes dated on or about August 7, 2013 in an aggregate original principal amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) issued by CBI (“CBI August 2013 Subordinated Notes”) to the lending parties named therein (collectively, the “CBI August 2013 Subordinated Noteholders”);

(ii) regularly scheduled payments of interest due and payable under the terms of the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 Purchase Agreement dated on or about October 21, 2013 (the “2018 Subordinated Notes Purchase Agreement”), the Castle Brands Inc. 5% Subordinated Convertible Notes due 2018 dated on or about October 21, 2013 (collectively, the “2018 Subordinated Notes”) and issued to the “Purchasers” (the “2018 Subordinated Noteholders”) executing the 2018 Subordinated Notes Purchase Agreement, and the other agreements, documents and instruments executed and/or delivered to CBI in connection therewith (all such agreements, documents and instruments, together with any amendments, restatements, extensions or other modifications made from time to time, shall be collectively referred to herein as the, the “2018 Subordinated Debt Documents”), as the 2018 Subordinated Debt Documents are in effect on the date hereof, but not any mandatory, voluntary, discretionary or optional payment, distribution, or other amount in repayment or prepayment of the 2018 Subordinated Notes or under the 2018 Subordinated Debt Documents, whether required or permitted pursuant to the terms of the 2018 Subordinated Debt Documents, due to the acceleration of maturity of 2018 Subordinated Notes, in whole or in part, or any other 2018 Subordinated Debt Document, in whole or in part, for any reason; and

(iii) concurrently with the Eighth Amendment Effective Date the entire amount then due and payable under the terms of the 11% Subordinated Note due 2020 dated March 29, 2017, as amended, issued by Castle Brands Inc. in favor of Frost Nevada Investment Trust.

For purposes of this Agreement the 2018 Subordinated Noteholders shall be collectively referred to as the “Junior Creditors”, the 2018 Subordinated Debt Documents shall be referred to as the “Junior Creditor Loan Documents”, each payment permitted pursuant to the provisions of this Section 8.6(a) shall be referred to as a “Permitted Payment”, and any amendment, modification, restatement, extension or replacement of any Junior Creditor Loan Document after the date of this Agreement shall be disregarded for purposes of determining Permitted Payments.

(z)	Voting Rights, Dividends, Replacement/Release of Collateral. A new Section 4.9 is hereby added to the Loan Agreement to read as follows:

4.9 Voting Rights, Dividends, Replacement/Release of Collateral.

(a)	So long as there has not occurred an Event of Default, or any event which with the giving of notice or the lapse of time, or both, would be such an Event of Default, Borrower shall be entitled to exercise any and all voting rights and powers relating or pertaining to the Collateral or any part thereof for any purpose consistent with the terms of this Agreement.

(b)	So long as there has not occurred an Event of Default, or an event which with the giving of notice or the lapse of time, or both, would be such an Event of Default, Borrower shall be entitled to receive and retain any and all cash dividends and distributions, if any, paid on the Collateral. Any and all stock and/or liquidating dividends, distributions in property, redemptions or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of the issuer thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which issuer or Borrower may be a party or otherwise, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any Collateral (either as maturity, upon call for redemption or otherwise), shall become part of the Collateral and, if received by Borrower, shall be held in trust for the benefit of Lender and shall forthwith be delivered to Lender or it designated agent or nominee (accompanied by proper instruments of assignment and/or stock powers executed by Borrower in accordance with Lender’s instructions) to be held subject to the terms of this Agreement.

(c)	Upon the occurrence of any Event of Default, or any event which with the giving of notice or the lapse of time, or both, would be such an Event of Default, at the option of Lender: (i) all rights of Borrower to exercise or refrain from exercising, the voting rights and powers which Borrower is entitled to exercise, pursuant to Section 4.9(a) above, shall cease, and all such rights shall thereupon be become vested in Lender, which shall have the sole and exclusive right and authority to exercise, or refrain from exercising, such voting and/or consensual rights and powers; and (ii) the Lender shall receive and be entitled to retain any and all cash dividends and distributions, if any, paid in respect of the Collateral. Any and all money and other property paid over to or received by the Lender, pursuant to the provisions of this Section 4.9 or Section 4.9(b) above, shall be retained by the Lender as part of the Collateral and be governed by, and applied in accordance with, the provisions of this Agreement. Notwithstanding the foregoing, pursuant to the terms of that certain Stockholders Agreement dated February 18, 2005, between Gosling-Castle Partners Inc. (f/k/a Gosling Partners Inc.) and the other “Stockholders” described therein, as amended by a Amendment No. 1 dated March 29, 2017 (as so amended, the “Stockholders Agreement”), Lender hereby acknowledges and agrees that it will be bound by the provisions of the Stockholders Agreement should it obtain title to the shares of Gosling-Castle Partners, Inc. pledged by Borrower to Lender hereunder.

(d)	When the Obligations have been fully performed and paid and when Lender has no obligation to extend credit or make payments to or for the benefit of Borrower, at which time Lender shall immediately release, reassign and re-deliver (or cause to be so released, reassigned and re-delivered) to Borrower, without recourse or warranty and at the expense of Borrower against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by Lender pursuant to the terms hereof and which is still held by Lender hereunder together with appropriate instruments of reassignment and release.

4.	Amended and Restated Revolving Credit Note. As a condition precedent to the effectiveness of this Amendment and specifically Lender’s increase of the Revolving Credit Limit, on or before the date of this Amendment Borrower shall execute and deliver to Lender a Second Amended and Restated Revolving Credit Note in form and content acceptable to Lender in Lender’s sole discretion (the “Replacement Revolving Credit Note”). Upon the Lender’s receipt of the Replacement Revolving Credit Note, the Lender shall immediately destroy or return to the Borrower the Revolving Credit Note marked cancelled.

5.	Reimbursement of Lender. As consideration for Lender’s increase of the Revolving Credit and amendment of the Loan Agreement described above, and pursuant to Section 10.10 of the Loan Agreement, Borrower shall (a) pay to Lender on the date hereof a commitment fee for the increase of the Revolving Credit provided for herein in the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), which commitment fee shall be deemed earned in full as of the date hereof, and (b) reimburse, indemnify and hold Lender harmless for the reasonable fees and costs and expenses incurred by Lender for the services of legal professionals engaged by Lender in connection with the negotiation and preparation of this Amendment. With respect to any amount required to be paid or reimbursed by Borrower pursuant to the foregoing provisions of this paragraph 5, it is hereby agreed that Lender may charge any such amount to the Revolving Credit on the dates such payment is due or such reimbursement is made. Borrower acknowledges and agrees that on and after the Eighth Amendment Effective Date the Facility Fee shall be calculated based on the Revolving Credit Limit as amended by the terms hereof.

6.	Eighth Amendment Effective Date. This Amendment shall be effective as the Eighth Amendment Effective Date.

7.	Post Closing Covenant. Borrower hereby covenants and agrees that on or before the date that is 90 days after the date of this Amendment (or such later date as may be extended in writing by Lender in Lender’s sole discretion) Borrower shall execute and delivery an amended and restated loan and security agreement (the “A&R LSA”) to amend and restate in its entirety the Loan Agreement (together with a further amended and restated revolving credit note, if necessary and all other Loan Documents reasonably required in connect therewith), such A&R LSA to be in form and substance mutually agreeable to Borrower and Lender. Failure to satisfy this covenant shall be an immediate Event of Default under the Loan Agreement.

8.	Specificity of Provisions. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to or a waiver of any other term or condition of the Loan Agreement or any other Loan Document, or (b) prejudice any right or rights which Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Loan Document. From and after the Eighth Amendment Effective Date, whenever the Loan Agreement is referred to in the Loan Agreement or in any other Loan Document, it shall be deemed to mean the Loan Agreement as modified by this Amendment.

9.	Binding Effect of Loan Documents. Borrower hereby acknowledges and agrees that upon giving effect to this Amendment, the Loan Agreement, the Replacement Revolving Credit Note and each other Loan Document shall continue to be binding upon such Borrower and shall continue in full force and effect.

10.	Choice of Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflicts of law principles.

11.	Counterparts. This Amendment may be executed by one or more the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers.

LENDER:

ACF FINCO I LP

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Its:	Vice President

Eighth Amendment Effective Date: July 17, 2019

BORROWER:

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO

CASTLE BRANDS (USA) CORP.

By:	/s/ Alfred J. Small
Name:	Alfred J. Small
Its:	CFO

EXHIBIT A: NOTICE OF BORROWING

ACF FinCo I LP

580 White Plains Road

Suite 610

Tarrytown, NY 10591

Re: Request for Advance

The undersigned requests the following Advance(s) of the Revolving Credit pursuant to Section 2.1 of the Amended and Restated Loan and Security Agreement dated as of September 22, 2014 between ACF FinCo I LP (as successor-in-interest to Keltic Financial Partners II, LP) and the undersigned, as the same may be amended, supplemented or otherwise modified (“Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Revolving Credit:	$________________________
Letter of Credit Sublimit:	$________________________

Letter of Credit Issued to:	Beneficiary: ______________________________
Address: _________________________________
_________________________________________

Date of issuance: ___________________________
Number of Letter of Credit amended, renewed or extended:
__________________

For Credit to:

CASTLE BRANDS INC.:	$______________________________________

CASTLE BRANDS (USA) CORP.:	$______________________________________

Please wire the requested Advance(s) to our operating account number ____________________________ at ______________________________________________ in accordance with the following wire instructions:

_______________________________________________

_______________________________________________

_______________________________________________

_______________________________________________.

Please call the undersigned to confirm receipt of this fax at (____) _______.

CASTLE BRANDS INC.	CASTLE BRANDS (USA) CORP.

By:	By:
Name:	Name:
Title:	Title: